Exhibit 99.1

THERMOGENESIS HOLDINGS ANNOUNCES BOARD OF DIRECTORS AND MANAGEMENT CHANGES

RANCHO CORDOVA, Calif., Jan. 2, 2020 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), a market leader in automated cell processing tools and services in the cell and gene therapy field, today announced that, effective December 31, 2019, Debra Donaghy, CPA, CMA, CTP, has been appointed to its Board of Directors as an independent director and will also serve as a member of the Company’s Audit Committee. Ms. Donaghy replaces James Xu, who has left the Company, effective December 31, 2019 -- stepping down from the Board, and his positions as Secretary and Senior Vice President of Legal Affairs and Cyber Security. In addition, Jeff Cauble was promoted to Chief Financial Officer and will also assume the role of Secretary.

Commenting on these changes, Chris Xu, PhD, Chief Executive Officer of ThermoGenesis, noted, “Debra’s decades of relevant experience in finance will add a valuable perspective to our Board and Audit Committee and we look forward to leveraging her expertise as we continue to execute on our growth goals. Additionally, I want to extend our gratitude to Jim for his years of service, both on the Board and as an integral member of our management team, including his numerous contributions to the Company’s turnaround. Finally, I want to say that we are delighted to have elevated Jeff to the position of Chief Financial Officer and Secretary. Jeff’s stewardship has been integral to our ability to cut costs, increase revenues and gross margins and, most recently, to achieve two consecutive quarters of positive adjusted EBITDA, pushing us closer to our goal of reporting positive cash flow from operations.”

From May 2017 until February 2019, Ms. Donaghy served in various positions at CTI Foods, LLC, most recently as Vice President, Corporate Controller. Before that, she served for over 15 years in roles of increasing responsibility for Diamond Foods, Inc., most recently as the Vice President Shared Services and earlier as Assistant Corporate Controller, Senior Director of Internal Audit and Senior Director of Finance and Treasury. Prior, Ms. Donaghy was Director of Treasury and Cash Management at E. & J. Gallo Winery having also served as Director of Financial Services and Manager of Financial Reporting. Ms. Donaghy is a Certified Public Accountant. She earned a master’s degree in taxation from Gonzaga University, and her undergraduate degree in accounting and business management from Whitworth College.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc., formerly known as Cesca Therapeutics Inc., develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications and automation for immuno-oncology, including its semi-automated, functionally closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.ThermoGenesis.com.

Company Contact:
Wendy Samford
916-858-5191
ir@ThermoGenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com